EXHIBIT 15.1

To the Directors and Shareholders of Morgan Stanley Dean Witter & Co.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accounts, of the unaudited interim condensed consolidated financial information of Morgan Stanley Dean Witter & Co. and subsidiaries as of February 28, 1998 and for the three month periods ended February 28, 1998 and 1997, as indicated in our report dated April 13, 1998 (which makes reference to the review of Morgan Stanley Group Inc. and subsidiaries for the quarter ended February 28, 1997 by other accountants); because we did not perform an audit, we expressed no opinion on that information.

We also have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Morgan Stanley Dean Witter & Co. and subsidiaries as of May 31, 1998 and for the three and six month periods ended May 31, 1998 and 1997, as indicated in our report dated 14, 1998 (which makes reference to the review of Morgan Stanley Group Inc. and subsidiaries for the quarter ended February 28, 1997 by other accountants); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports, which are included in your Quarterly Reports on Form 10-Q for the quarters ended February 28, 1998 and May 31, 1998, are incorporated by reference in this Registration Statement on Form S-8 relating to the Dean Witter START Plan (Saving Today Affords Retirement Tomorrow).

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

New York, New York
September 3, 1998